EXHIBIT 12

                            HERSHEY FOODS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (IN THOUSANDS OF DOLLARS EXCEPT FOR RATIOS)
                                   (UNAUDITED)


                                                      FOR THE NINE MONTHS ENDED
                                                      -------------------------
                                                     OCTOBER 3,     OCTOBER 4,
                                                        1999           1998
                                                    -----------   --------------
EARNINGS:

   Income before income taxes                        $  567,207(a)   $  378,574

   Add (deduct):

        Interest on indebtedness                         58,034          68,443
        Portion of rents representative of the
          interest factor (b)                            10,269           9,265
        Amortization of debt expense                        364             340
        Amortization of capitalized interest              2,825           2,652
                                                     ----------      ----------

            Earnings as adjusted                     $  638,699      $  459,274
                                                     ==========      ==========

FIXED CHARGES:

        Interest on indebtedness                     $   58,034      $   68,443
        Portion of rents representative of the
          interest factor (b)                            10,269           9,265
        Amortization of debt expense                        364             340
        Capitalized interest                              1,214           1,795
                                                     ----------      ----------

            Total fixed charges                      $   69,881      $   79,843
                                                     ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES                         9.14            5.75
                                                     ==========      ==========


NOTE:

(a) Includes a gain of $243.8 million on the sale of the Corporation's pasta business.

(b) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.